Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Toro CombineCo, Inc. (“New TechTarget”) of the Registration Statement on Form S-4, and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of New TechTarget in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 27, 2024

/s/ Don Hawk
Don Hawk